CERTAIN MATERIAL DEEMED CONFIDENTIAL BY THE COMPANY HAS BEEN OMITTED FROM THIS DOCUMENT AND FILED SEPARATELY WITH THE COMMISSION.


                            PATENT LICENSE AGREEMENT

Agreement made and entered into this 20th day of August, 1997, by and between COUPCO, INC., a corporation of the State of Delaware, having offices at 60 Amherst Drive, New Rochelle, New York 10804 (hereinafter 'LICENSOR') and INTER*ACT SYSTEMS, INC., a corporation of the State of North Carolina, having offices at 14 Westport Avenue, Norwalk, Connecticut 06851 (hereinafter 'LICENSEE').

                                  WITNESSETH:

WHEREAS, LICENSOR warrants and represents that it is the sole owner of all rights, title and interest in and to U.S. Patent No. 4,882,675 issued on November 21, 1989 and reissued as U.S. Reissue Patent No. Re. 34,915 on April 25, 1995 for a 'Paperless System for Distributing, Redeeming and Clearing Merchandise Coupons,' and Canadian Patent No. 1,276,724 issued on November 20, 1990, and the inventions described therein (hereinafter the 'PATENTS');

WHEREAS, LICENSEE is currently in the business of developing, owning and operating proprietary electronic marketing systems which include interactive 'touch screen' terminals that issue individually targeted coupons and other promotional incentives (the 'Promotional System')'

WHEREAS, LICENSOR is desirous of granting certain exclusive and nonexclusive rights to LICENSEE under the PATENTS and any and all inventions, patents, patent rights, know-how and trade secrets relating to or based on said PATENTS throughout the world in exchange for valuable consideration;

WHEREAS, LICENSEE is desirous of acquiring certain exclusive and nonexclusive rights under the PATENTS and any and all inventions, patents, patent rights, know-how and trade secrets relating to or based on said PATENTS throughout the world; and

WHEREAS, LICENSOR warrants and represents that the PATENTS are in full force and effect, that it knows of no reason why the PATENTS would be invalid or unenforceable and that there are no other counterpart patents or pending patent applications to the PATENTS in any country.

NOW, THEREFORE, for and in consideration of the promises and covenants herein contained and other good and valuable consideration as set forth herein, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

1. LICENSOR hereby grants to LICENSEE a worldwide, unrestricted right and license under the PATENTS, and any and all inventions, patents, patent rights, know-how and trade secrets relating to or based on said PATENTS, to manufacture, have manufactured, use, offer for sale, sell and import electronic systems and/or methods *

2. The worldwide, unrestricted right and license granted in paragraph 1 above shall be exclusive, with the exclusive right to grant sublicenses subject to paragraph 8 hereof, with respect to * . LICENSOR warrants and represents that it has not granted, and agrees that it will not grant, any rights to any other party which would conflict or otherwise interfere with the Exclusive License granted herein.

3. The worldwide, unrestricted right and license granted in paragraph 1 above shall be nonexclusive (with the right to grant sublicenses subject to paragraph 8 hereof to parent companies, sister companies or other entities in which LICENSEE has (i) a greater than 50% ownership interest as a shareholder, affiliate, subsidiary, partner, joint venturer or other such participant, or (ii) in which LICENSEE has a 50% or less ownership interest subject to the prior written approval of LICENSOR, which approval shall not be unreasonably withheld or delayed in cases where LICENSEE has an active role in the management of said sublicensee's business) * . LICENSOR warrants and represents that it has not granted any rights to any other party which would conflict or otherwise interfere with the Nonexclusive License granted herein.

4. As * consideration for the licenses granted herein, LICENSEE hereby agrees to pay to LICENSOR *

5. *

 . * LICENSOR shall provide at Closing such investment representations and other documentation executed by LICENSOR and its designated recipients of the Shares, if any, as may be necessary to assure LICENSEE that the Shares may be issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the 'Act') or other exemptions acceptable to LICENSEE from the registration and qualification requirements of the Act and applicable state securities laws.

6. As further consideration for the license granted herein during the term of this Agreement as set forth below, LICENSEE agrees to pay to LICENSOR the following *

The term 'Gross Revenue' shall mean revenue received by LICENSEE directly from activities covered by the PATENTS in the United States and Canada under the Exclusive and Nonexclusive Licenses granted herein (except sublicense fees pursuant to paragraph 8 hereof) *

7. Notwithstanding the * formulas set forth in paragraph 6 above, if the actual amount paid by LICENSEE to LICENSOR does not total * for calendar year 1998 (without regard to the payments provided by Paragraph 4 hereof), * for calendar year 1999 and * for each calendar year thereafter, then and only in that event shall LICENSOR have the right to notify LICENSEE at any time within two months after receipt of the written report for the last quarter of each year, on twenty (20) days written notice to LICENSEE, that unless the noted deficiency in the minimum amount for that calendar year as specified in this paragraph 7 is paid by LICENSEE, the Exclusive License granted in paragraph 2 above will be converted into a nonexclusive license, with all other terms and conditions herein remaining the same. Within twenty (20) days after receipt of such written notice by

LICENSEE, LICENSEE shall have the right to pay an additional amount to LICENSOR to meet the noted deficiency in the minimum payument for the calendar year as specified in this paragraph 7, in which event the Exclusive License shall remain exclusive to LICENSEE.

     8. The rights granted to LICENSEE in this Agreement to sublicense rights to third parties under the Exclusive License and/or the Nonexclusive License may be exercised under the following respective arrangements:

     (i) In connection with any sublicense granted by LICENSEE under the Exclusive License pursuant to paragraph 2 hereof, LICENSOR shall receive * of income received by LICENSEE directly as a result of the granting of a sublicense to a sublicensee which is not a parent company, sister company or other entity in which LICENSEE has a greater than 50% ownership interest as a shareholder, affiliate, subsidiary, partner, joint venturer or other such participant, and
(b) * the terms of a sublicense agreement by each sublicensee not covered by subpart (a) of this paragraph 8(i) above. In the event that a sublicense is granted by LICENSEE under '(b)' of the immediately preceding sentence, then such sublicense agreement shall contain language naming LICENSOR as a third-party beneficiary and using the term Net Revenue as defined herein to define the net revenue of such sublicense, and LICENSOR shall look solely to such sublicensee, and not to LICENSEE, for payment of the aforementioned * . In no event shall

LICENSOR be entitled to twice collect a royalty on or percentage of any income or revenue generated as a result of any sublicense granted by LICENSEE.

     (ii) In connection with any sublicense granted by LICENSEE under the Nonexclusive License pursuant to paragraphs 3 or 7 hereof, LICENSOR shall receive from such sublicensee * except that 'LICENSEE' is replaced by the respective sublicensee). In such event, such sublicense agreement shall contain language naming LICENSOR as a third-party beneficiary and using the term Net Revenue as defined herein, and LICENSOR shall look solely to such sublicensee, and not to LICENSEE, for payment of the aforementioned * . Any such sublicense agreement shall contain substantially the same recordkeeping, termination, reporting and inspection requirements as set forth herein. In no event shall LICENSOR be entitled to twice collect a royalty on or percentage of any income or revenue generated or received as a result of any sublicense granted by LICENSEE.

     (iii) LICENSEE hereby agrees that it shall not attempt to sublicense rights granted herein to wholly owned subsidiaries or affiliates for the purpose of avoiding the payment of royalties required hereunder.

     (iv) LICENSEE agrees to provide a copy of each such sublicense agreement to LICENSOR under the terms and conditions set forth herein.

     9. LICENSEE agrees to keep complete and accurate books reflecting Gross Revenue and Net Revenue received for activities by LICENSEE for which royalties are due under this Agreement. Said books shall be open to inspection once each year by an independent auditor selected by LICENSOR at all reasonable times during business hours upon fifteen (15) days prior written notice for the purpose of verifying the accuracy of the reports rendered to LICENSOR as hereinafter required. Such inspection shall be conducted at LICENSOR'S expense on a confidential basis, and confidential business information reviewed by the independent auditor shall not be disclosed to LICENSOR.

     10. No later than thirty (30) days after the end of each calendar quarter, LICENSEE shall transmit to LICENSOR a written report covering the immediately preceding calendar quarter. [Example: Report for third calendar quarter of 1997 (July through September) is due no later than October 30, 1997.] The report shall set forth the information required to allow a royalty calculation to be made in acordance with paragraph 6. The report shall be accompanied by a payment to LICENSOR of the payment due for the calendar quarter just ended calculated in accordance with paragraphs 6 and 8. The report shall include information reasonably calculated to inform LICENSOR of the approximate number of installations of the Promotional System which involve the use of rights granted to LICENSEE hereunder during the applicable quarter. LICENSOR shall have the right to inspect the quarterly financial statements of LICENSEE, in addition to any audited financial statements of LICENSEE.

     11. LICENSEE shall have the first right but not the obligation, in the event of suspected infringement of any of the PATENTS by a third party involving the rights granted by the Exclusive License herein, to institute an infringement suit against such infringer and in connection therewith. LICENSOR agrees that it will join in such suit and shall have the right to participate as a party in such suit, and agrees to otherwise cooperate in the enforcement of the PATENTS.
When commenced by LICENSEE, such litigation shall be under the control of LICENSEE (including selection of counsel). LICENSOR will have the right to select its own counsel in such litigation provided that LICENSOR shall be solely responsible for all legal fees and expenses of its own counsel.
All recoveries of any nature whatsover resulting therefrom will first be used to cover and reimburse LICENSOR and LICENSEE, on a pro rata basis, for all expenses, costs and attorney fees incurred by them in connection with such suit. Any remaining recovery amount shall be deemed part of the Net Revenue against which royalties are calculated herein.


     12. (a) LICENSOR will upon the execution of this Agreement and from time-to-time thereafter when requested by LICENSEE, during the term of this Agreement, transmit or otherwise disclose to LICENSEE data, designs, drawings, specifications, plans and prototypes relating to the inventions covered by the PATENTS, to the extent such materials are available and accessible.

     (b) LICENSOR agrees to act as a consultant to LICENSEE for the first two
(2) years of this Agreement for all technical, legal and business issues involving the PATENTS. There shall be no additional payment for such consulting services except that LICENSOR will be reimbursed for any actual disbursements incurred in connection with the rendering of consulting services pursuant to the foregoing.

     13. LICENSOR and LICENSEE may terminate this Agreement only as set forth in this paragraph 13. In the event of a material breach of this Agreement, the non-breaching party may notify the allegedly breaching party of such breach in writing, specifying the nature of the alleged breach, in which event the allegedly breaching party shall have sixty (60) days from receipt of such written notice to cure such alleged material breach. In the event that the alleged material breach is not cured within said sixty (60) day period, then, subject to the limitations of this paragraph 13, the non-breaching party may terminate this Agreement by providing a written notice of termination to the allegedly breaching party. In the case of LICENSOR, notice of termination may issue following said sixty (60) day cure period only in the event that LICENSEE has materially failed to issue royalty statements, or has materially failed to pay royalties, if any, specified in such statements as due and owing pursuant to paragraphs 4, 6, 8, and 10 hereof. In the event LICENSOR alleges any material breach on the part of LICENSEE other than as set forth in the immediately preceding sentence, then LICENSOR may not terminate this Agreement except by demanding binding arbitration before a three-member panel of the American Arbitration Association ('AAA'), pursuant to AAA rules, on the issue of the alleged material breach, and LICENSOR may terminate this Agreement in such event only if said arbitration panel determines that LICENSEE has materially breached the Agreement. LICENSOR may terminate this Agreement upon written notice to LICENSEE at least sixty (60) days after LICENSEE permanently ceases all operations in the business of promotional marketing. LICENSEE may terminate this Agreement at any time upon a finding that the PATENTS or any claims therein are invalid or unenforceable.

     14. In the event that LICENSOR or its officers or employees shall make any improvements, in, concerning or relating to the inventions disclosed in the PATENTS, such improvements shall be and are hereby made a part hereof upon the same terms and conditions as the license granted herein, and LICENSEE shall not be obligated to pay LICENSOR any additional royalty or other consideration for the use of any such improvement, whether or not a patent or patents issue thereon.

     15. The term of this Agreement shall be from the date first written above for so long as the PATENTS or any patent covering any improvements as referenced in paragraph 14 remains valid and enforceable, subject to the right to terminate as set forth in paragraph 13 above.

     16. LICENSOR warrants and represents that it is the sole owner of all right, title and interest in and to U.S. Patent No. 4,882,675 issued on November 21, 1989 and reissued as U.S. Reissue Patent No. Re. 34,915 on April 25, 1995 for a Paperless System for Distributing, Reedeeming and Clearing Merchandise Coupons, and

Canadian Patent No. 1,276,724 issued on November 20, 1990, and the inventions described therein. LICENSOR warrants and represents that the PATENTS are in full force and effect, that it knows of no reason why the PATENTS would be invalid or unenforceable,that there are no actions, threatened actions or third party assertions (other than the Home Shopping Network litigation) challenging the validity or enforceability of the PATENTS, that LICENSOR has the requisite power and authority to enter into and abide by this Agreement, and that there are no other counterpart patents or pending patent applications to the PATENTS in any country.

     17. In the event that an action is brought against LICENSEE, related entities in which LICENSEE is a joint venturer, sublicensor or other such participant, or any of its suppliers or customers, which, if successful, would prevent any of such parties from performing in any way licensed activities covered by the PATENTS, then and in that event, LICENSEE may withhold and use future payments due to LICENSOR hereunder sufficient to reimburse LICENSEE for costs, expenses, attorney fees, damages, judgments or other such payments incurred in connection with such action. LICENSOR agrees to participate in the defense of any such action.

     18. All confidential information relating to or obtained from a party to this Agreement shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential information, but in any event in a manner which requires the party receiving such information to use no less than reasonable care. Neither party shall disclose, publish, release, transfer or otherwise make available confidential information of, or obtained from, the other party in any form to, or for the use or benefit of, any person or entity without the other party's written consent. Each party shall, however, be permitted to disclose relevant aspects of the other party's confidential information to its officers, agents, professional advisors, contractors, subcontractors and employees on a need-to-know basis in connection with the performance of its duties and obligations and the exercise and preservation of its rights under this Agreement; provided, however, that such party shall take all reasonable measures so that confidential information of the other party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, professional advisors, contractors, subcontractors and employees.

     19. In the event that LICENSOR grants another non-exclusive license * with more favorable payment, * or indemnity terms (considered as a whole) than those set forth herein, then within ten (10) days of the execution of such license, LICENSOR shall provide LICENSEE with a copy of such license, and LICENSEE shall then have thirty (30) days after receipt of such copy in which to determine whether LICENSEE desires to adopt all of such terms in lieu of the corresponding terms herein, in which event such more favorable terms shall be automatically incorporated herein. In no event shall this or any other paragraph authorize LICENSOR to grant any rights in conflict with the exclusive right and license set forth in paragraph 2 hereof.

     20. LICENSOR hereby releases LICENSEE and its officers, agents, employees, suppliers and customers from any and all claims which LICENSOR may have involving the PATENTS prior to the date of this Agreement, as such claims relate to activities involving or relating to LICENSEE. 21.

    This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter contained herein and merges all prior discussions between them, and neither party shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement or subsequently set forth in writing and signed by the parties to be bound thereby.

     22. This Agreement and the rights, licenses, duties and obligations hereunder may be transferred or assigned by LICENSEE to any successor-in-interest of the business of LICENSEE.

     23. Any notice to be given under this Agreement shall be in writing and shall for all purposes be deemed to be fully given by a party (i) if sent by facsimile communication and by certified U.S. Mail, postage prepaid, or (ii) by Federal Express courier, to the other party at the addresses set forth below. The date of facsimile transmission or delivery by Federal Express courier shall be deemed to be the date on which such notice was given. Either party may change its address for the purposes of this Agreement by giving the other party written notice of its new address.

           IF TO LICENSOR:

           Dr. Steven Nichtberger
           Coupco, Inc.
           1415 Colton Road
           Gladwyne, PA 19035
           [FAX #: 610-527-6997]

           WITH COPIES TO:

               Michael Seedler, Esq.
               Darby & Darby
               805 Third Avenue
               New York, NY 10022
               [FAX #: 212-753-6237

                       &

               Arthur Salzfass
               98 Paulding Drive
               Chappaqua, NY 10514
               [FAX #: 914-238-9607]

        IF TO LICENSEE:

           Richard Vinchesi
           Inter*Act Systems, Inc.
           14 Westport Avenue
           Norwalk, CT 06854
           [FAX #: 203-750-0202]

           WITH COPIES TO:

               Randy Lipsitz, Esq.
               Brown Raysman Millstein Felder & Steiner LLP
               120 West 45th Street
               New York, NY 10036
               [FAX # 212-840-2429]

                         &

               Stephen R. Leeolou
               Vanguard Cellular Systems, Inc.
               2002 Pisgah Church Road, Suite 300
               Greensboro, NC 27455
               [FAX # 910-545-4806]

     24. This Agreement shall be governed under and by the laws of the State of Connecticut.

                    COUPCO, INC.

August 20th, 1997   By: STEVEN NICHTBERGER
                       --------------------------------------------------

                    Name: STEVEN NICHTBERGER
                         -------------------------------------------------
                    Title: President
                          ------------------------------------------------


                   INTER*ACT SYSTEMS, INC.


August 20th, 1997   By: STEVEN R. LEEOLOU
                       --------------------------------------------------
                    Name: Steven R. Leeolou
                         -------------------------------------------------
                    Title: Chairman, CEO
                          ------------------------------------------------